Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”), dated as of April 10, 2019, is made and entered into by and among EH Transport, Inc., a Texas corporation (“EH Transport”) and EH Trucking, Inc., a Texas corporation (“EH Trucking” and, collectively with EH Transport, referred to herein as “Sellers”), Edis J. Hobson, the sole owner/shareholder of Sellers (“Owner”) and Service Transport Company, a Texas corporation (“Purchaser”).

A. Sellers are collectively operated out of the terminal located at 7909 Rand Street, Houston, Texas 77028 and are engaged in interstate/intrastate motor carrier operations involving the transportation of asphalt, crude oil, chemicals, LP gas and fuels (collectively, the “Business”);

B. Sellers desire to sell to Purchaser and Purchaser desires to purchase from Sellers certain of the assets of Sellers used in the Business, including goodwill and business relationships, all on the terms and conditions set forth and contained in this Agreement; and

C. Owner is sole owner/shareholder of Sellers and, as a result, will receive benefits directly and indirectly from the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter expressed, and subject to the satisfaction or waiver of the conditions hereof, the parties hereto agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1. Agreement to Sell. In consideration of the mutual covenants set forth herein, at Closing (as defined herein) Sellers shall sell, convey, assign, transfer and deliver to Purchaser, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Purchaser, all right, title and interest of Sellers in and to the Assets (as defined herein), free and clear of all mortgages, liens, pledges, security interests, charges, claims, liabilities, restrictions and encumbrances (collectively, “Liens”).

1.2. Agreement to Purchase. Upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Sellers and Owner, Purchaser shall, at Closing, purchase the Assets from Sellers in exchange for the Purchase Price (as defined herein).

1.3. Description of Assets; Excluded Assets. The following described assets (the “Assets”) shall be purchased by Purchaser hereunder pursuant to the terms and conditions of this Agreement:

1.3.1 Assets to Be Acquired.

(a) all tractors, trailers and other like equipment, including without limitation the items described on Schedule 1.3.1(a) attached hereto (which schedule also contains the agreed value of each item of Equipment) (collectively, the “Equipment”), together with all related manuals and maintenance records in Sellers’ possession;

(b) all parts, fuel (including fuel in tractors), tires, oil and other like items comprising the inventories of Sellers (collectively, the “Inventory”);

(c) all shop equipment and supplies, including without limitation the items described on Schedule 1.3.1(c) (collectively, the “Shop Equipment”);

(d) all office equipment, supplies and computer hardware/software, including without limitation the items described on Schedule 1.3.1(d) (collectively, the “Office Equipment”)

(e) all telephones, GPS devises, EOBRs, scanning/tracking devises and related systems, including without limitation the items described on Schedule 1.3.1(e) (collectively, the “Telecommunication Equipment”);

(f) to the extent transferable, all governmental or quasi-governmental licenses, permits, certificates, authorizations, registrations, consents, permits, authorities and plates used in or relating to the Business, including without limitation those described on Schedule 1.3.1(f) (collectively, the “Authorizations”);

(g) all prepaid expenses of Sellers, including, without limitation, federal excise taxes and titling/plating fees, but excluding prepaid insurance premiums, as set for in Section 1.3.2(d) below;

(h) all telephone numbers, fax numbers, websites, domain names, methods, formulations, databases, trade secrets, know-how and all other intangible assets and intellectual property of Sellers used in the Business (collectively, the “Company Goodwill”);

(i) all driver, customer and vendor lists;

(j) all driver medical examination report forms (long medical exam form - MCSA-5875);

(k) to the extent assignable, all of Sellers’ rights under the written or oral contracts, agreements and other commitments, arrangements and undertakings relating to the Business and set forth on Schedule 1.3.1(k) (collectively, the “Assumed Contracts”);

(l) to the extent transferable, all claims, counterclaims and set-offs against third parties relating to or arising out of the Assets;

(m) to the extent transferable, all rights of Sellers under express or implied warranties relating to the Assets; and

(n) all other assets, tangible or intangible, that are owned by Seller, used in the regular course of the Business and not specifically identified as an Excluded Asset (as defined below).

1.3.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following (collectively, the “Excluded Assets”):

(a) the minute books and company records of Sellers;

(b) all rights/funds in connection with Sellers’ employee benefit plans;

(c) cash, cash equivalents, refunds, securities and investments;

(d) insurance policies and rights and refunds thereunder, including without limitation prepaid premiums;

(e) accounts receivable;

(f) real estate and related improvements, including without limitation, the real estate and improvements located at 7909 Rand Street, Houston, Texas 77028;

(g) personnel records and other records that Sellers are required by Regulations (as defined herein) to retain;

(h) all of Seller’s rights under the written or oral contracts, agreements, licenses, leases and other commitments, arrangements and undertakings relating to the Business and not identified as Assumed Contracts;

(i) Missing Equipment (as defined herein) not purchased by Purchaser pursuant to Section 1.4.3(c);

(j) the company names “EH Transport” and “EH Trucking”; and

(k) immaterial personal items described on Schedule 1.3.2(k).

1.4. Purchase Price.

1.4.1 Purchase Price. Sellers shall receive from Purchaser as consideration for the Assets (the “Purchase Price”) the following (subject to adjustment as set forth herein):

(a) at Closing, the amount of Five Million Eight Hundred Fifty-eight Thousand Five Hundred Forty-five Dollars ($5,858,545.00), less any adjustment as set forth in Section 1.4.2(e) below and less a holdback in the amount of Five Hundred Thousand Dollars ($500,000.00) (the “Holdback”), via wire transfer, which all or any part of such amount may be paid directly by Purchaser to Sellers’ lienholders as described on the Closing Statement (as defined herein) for purposes of obtaining releases of Liens on the Assets. The Holdback shall be held in the following escrow account, and shall not be released to Sellers until authorized in writing by Purchaser, subject to subparagraphs (c) and (d) of this section:

BBVA COMPASS BANK
Routing Number: 113010547
Account Number: 6730386689
Account Name: The Riddle Firm IOLTA
Address: 108 FM 544, Murphy, TX 75094
Phone: (972) 705-6380

(b) at Closing, common stock of Adams Resources & Energy, Inc. (“Common Stock”), a Delaware corporation and publicly traded on the NYSE American as “AE” (the “Company”), having a deemed value of Four Hundred Thousand Dollars ($400,000.00) (the “Restricted Shares”), the per share value of which shall be 3% below last trading price per share of Common Stock on the NYSE American (as reported by Bloomberg L.P.) on the date this Agreement is signed (which per share value shall be calculated and mutually agreed to in writing by the parties prior to Closing), and such Restricted Shares will not be tradable for a period of one year following the Closing pursuant to certain provisions to be provided by the Company;

(c) ninety (90) days following the Closing, the Holdback, less the total disputed and undisputed offset amounts claimed by Purchaser pursuant to Sections 1.4.2 (Post-Closing Adjustments), Section 2.3 (Payment of Certain Pre-Closing Liabilities), Section 4.1 (Indemnification) and/or Section 4.4 (Offset) of this Agreement, plus interest on such amount equal to the average yield or equivalent coupon issue yield on 91-day, 13-week, treasury bills as established in the weekly auction by the US Department of Treasury immediately prior to Closing (the “Imputed Rate”) calculated from the date of Closing to the payment date, via wire transfer from the escrow account designated in subparagraph (a) of this section;

(d) within two (2) business days after each disputed offset amount claimed by Purchaser pursuant to Sections 1.4.2 (Post-Closing Adjustments), Section 2.3 (Payment of Certain Pre-Closing Liabilities), Section 4.1 (Indemnification) and/or Section 4.4 (Offset) of this Agreement is resolved pursuant to Section 4.8, the portion of the disputed offset amount resolved in favor of Sellers, plus interest on such amount equal to the Imputed Rate calculated from the date of Closing to the payment date, via wire transfer from the escrow account designated in subparagraph (a) of this section; and

(e) all the Contingent Consideration (as defined below), as set forth in Section 1.4.5.

1.4.2 Purchase Price Adjustment. The Purchase Price shall be adjusted as follows:

(a) The Purchase Price shall be adjusted after Closing as follows (collectively, “Post-Closing Adjustments”):

(i) Missing Equipment Adjustment. If any piece of Equipment is Missing (as defined herein), the Purchase Price shall be reduced dollar-for-dollar by an amount equal to the purchase p rice amount of such missing piece of Equipment. As used herein, a piece of Equipment shall be deemed “Missing” if it has not been located or otherwise accounted for to Purchaser’s reasonable satisfaction within fifteen (15) days following Closing. To the extent applicable, Purchaser shall pay Sellers for any Missing Equipment that is located and reclassified as “Found Equipment” pursuant to and in accordance Section 1.4.2(c) hereof.

(ii) Destroyed Equipment Adjustment. If any piece of Equipment is determined within fifteen (15) days following Closing to have been Destroyed as of the Closing, the Purchase Price shall be reduced dollar-for-dollar by an amount equal to the purchase price amount of such destroyed piece of Equipment. As used herein, a piece of Equipment shall be deemed “Destroyed” if it has sustained damage, the repair of which is estimated to cost in excess of 50% of the value of such item per Schedule 1.3.1(a) as reasonably determined by Purchaser and confirmed in writing by a qualified, mutually acceptable third-party mechanic and/or body repair expert, as applicable.

(iii) Damaged Equipment Adjustment. If any piece of the Equipment is determined within fifteen (15) days following Closing to have been Damaged as of the Closing, the Purchase Price shall be reduced dollar-for-dollar by an amount equal to the mutually agreed upon cost of the required repairs. As used herein, a piece of Equipment shall be deemed “Damaged” if it does not meet the applicable minimum condition standards set forth on Schedule 1.4.2(a)(iii) as reasonably determined by Purchaser.

(b) Adjustment Procedure. The Post-Closing Adjustments will decrease dollar-for-dollar the Purchase Price and Purchaser may offset on a dollar-for-dollar basis the amount of such adjustments against the Holdback as provided for in Section 1.4.1(c) and/or the Contingent Consideration as provided for in Section 1.4.5 without duplication. Purchaser shall provide Sellers with written notice of any Post-Closing Adjustments within fifteen (15) days following the Closing. Purchaser and Sellers agree to act in good faith and use commercially reasonable efforts to agree as to any required Post-Closing Adjustments. This Section 1.4.2(b) shall be subject to dispute resolution as provided for in Section 4.8.

(c) Location of Missing Equipment. If any piece of Equipment that was categorized as Missing and for which an adjustment to the Purchase Price was made pursuant to Section 1.4.3(a)(i) hereof are located by Purchaser or Sellers within sixty (60) days following Closing (“Found Equipment”), Purchaser, at its election, may either: (i) pay Sellers the original agreed upon purchase price amount of such item of Found Equipment within ten (10) days of the delivery of possession thereof, or (ii) permit Sellers to retain title to such item of Found Equipment (or return to Sellers if previously delivered to Purchaser). All Equipment that has not been located within sixty (60) days after Closing shall be presumed to be permanently Missing and title to such assets shall be retained by Sellers (or returned to Sellers if previously delivered to Purchaser).

(d) Except to the extent provided above in this Section 1.4.2 and the representations and warranties contained in Section 3.1, Purchaser is acquiring the Equipment “AS IS, WHERE IS” and shall not have recourse after Closing regarding the condition or working order of any Equipment.

(e) The Purchase Price shall be adjusted downward at Closing by an amount equal to $57,000 multiplied by the number of Sellers’ drivers at the time of Closing as described on Schedule 1.4.5 is less than 38; provided, however, Sellers and Owner shall have thirty (30) days following the public announcement of the transaction contemplated by this Agreement, to replace any drivers for the sole purpose of reaching the required 38 drivers and, if such replacement occurs after the Closing, the Purchase Price shall be adjusted upward accordingly and the amount of such upward adjustment paid by Purchaser to Sellers within 2 business days. For illustration purposes only, if the number of Sellers’ drivers at the time of Closing as described on Schedule 1.4.5 is 35, the total downward adjustment to the Purchase Price would be $171,000.00 ($57,000.00 x 3 – the number of drivers less than 38), and if after Closing but within the 30 day replacement period Sellers and/or Owner replace 2 of the missing drivers, the Purchase Price would be adjusted upward by $114,000.00 and such adjustment amount paid by Purchaser to Sellers within 2 business days.

1.4.3 Assumption of Liabilities.

(a) At Closing, Purchaser shall assume all of the liabilities and obligations of Sellers under the Assumed Contracts arising or accruing after the Closing (collectively the “Assumed Liabilities”).

(b) Except for the Assumed Liabilities, Purchaser shall not assume or be responsible for any other Liability of Sellers or any respective affiliates or predecessors, whether incurred, realized, or accrued before, on, or after the Closing. For purposes of this Agreement, the term “Liability” or “Liabilities” shall include, without limitation, any direct or indirect indebtedness, guarantee, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, matured or unmatured, absolute or contingent, whether arising under contract, tort or by statute.

1.4.4 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets, and payment and receipt thereof among the parties, in accordance with the allocation set forth on Schedule 1.4.4 hereto, subject to revisions, as reasonably determined by Purchaser, based on adjustments to the Purchase Price made pursuant to the terms of this Agreement. The parties agree to report the results of this transaction for federal, state and local tax purposes in accordance with the allocation set forth therein.

1.4.5 Contingent Consideration. As additional consideration for the Assets, Sellers shall receive from Purchaser, subject to the terms and conditions set forth in this Section 1.4.5, the following (collectively, the “Contingent Consideration”):

(a) three (3) months following the Closing, an amount equal to $3,125 multiplied by the number of Qualified Drivers (as defined herein) as of such date, subject to a maximum amount of $146,875 plus interest at the Imputed Rate calculated from the date of closing to the payment date;

(b) six (6) months following the Closing, an amount equal to $3,125 multiplied by the number of Qualified Drivers as of such date, subject to a maximum amount of $146,875, plus interest at the Imputed Rate calculated from the date of closing to the payment date;

(c) nine (9) months following the Closing, an amount equal to $3,125 multiplied by the number of Qualified Drivers as of such date, subject to a maximum amount of $146,875, plus interest at the Imputed Rate calculated from the date of closing to the payment date; and

(d) one (1) year following the Closing, an amount equal to $3,125 multiplied by the number of Qualified Drivers as of such date, subject to a maximum amount of $146,875, plus interest at the Imputed Rate calculated from the date of closing to the payment date.

“Qualified Drivers” for purposes of this Section 1.4.5 shall mean any of Sellers’ drivers at the time of Closing as described on Schedule 1.4.5 (and any other driver recruited to apply for employment or a contractual arrangement with Purchaser by Sellers and/or Owner after Closing that replaces any of Sellers’ drivers described on Schedule 1.4.5 that are no longer Qualified Drivers) that: (i) meets the U.S. Department of Transportation regulations for over-the-road truck drivers and satisfies Purchaser’s employee/owner-operator driver standards (as in effect and documented on the Effective Closing Date), both as determined by Purchaser in its reasonable discretion, (ii) continues to be employed by or contracted with Purchaser at the time the Contingent Consideration payment is to be calculated (provided that, Purchaser shall not have terminated employment or contract except for “cause,” as defined by applicable law or based on the pertinent driver no longer meeting the aforesaid regulations and/or standards); and (iii) continues to accept dispatch from Purchaser at the time the Contingent Consideration payment is to be calculated. Purchaser will pay each payment of Contingent Consideration via wire transfer to the account or accounts designated in writing by Sellers and will provide to Sellers a written summary setting forth the calculation used by Purchaser in determining the payment amount; provided, however, the Contingent Consideration payments shall be subject to offset for undisputed or resolved offset amounts claimed by Purchaser pursuant to Sections 1.4.2

(Post-Closing Adjustments), Section 2.3 (Payment of Certain Pre-Closing Liabilities), Section 4.1 (Indemnification) and/or Section 4.4 (Offset) of this Agreement. This Section 1.4.5 shall be subject to dispute resolution as provided for in Section 4.8.

ARTICLE 2
CLOSING AND ALLOCATION OF LOAD REVENUE/EXPENSES

2.1. Closing.

2.1.1 Closing and Effective Closing Date. Subject to the fulfillment or waiver of the conditions set forth below in Sections 2.1.2 and 2.1.3, the closing of the sale and purchase of the Assets (“Closing”) shall take place on May 3, 2019, and shall be effective as of 12:01 AM CST on May 6, 2019 (“Effective Closing Date”). Immediately following the Closing, the parties shall deliver the signed Closing documents via overnight courier to Scopelitis, Garvin, Light, Hanson & Feary, P.C. (“Scopelitis”) to be held in trust until the Effective Closing Date; provided that, on receipt by Scopelitis of such Closing documents, Scopelitis shall scan PDF copies of all signature pages to The Riddle Firm to also be held in trust until the Effective Closing Date, in order that all parties’ counsel can confirm respective signatures have been timely obtained. On the Effective Closing Date, Purchaser shall initiate the wire transfers shown on the Closing Statement to be initiated as of the Closing and, upon receipt of the wire confirmation(s), Scopelitis shall release the full sets of all Closing documents to the parties. The date of the Closing is sometimes herein referred to as the “Closing,” provided, however, that all references to the “Closing” as a point in time from which, or to which, a period of time is to be measured shall be deemed references to the Effective Closing Date, unless otherwise set forth herein. Sellers and Owner waive any objection to Purchaser’s counsel acting as escrow agent for the Closing documents and agree that such service does not constitute a conflict of interest so as to disqualify Purchaser’s counsel from continuing representation of Purchaser.

2.1.2. Sellers’ and Owner’s Closing Conditions. The obligation of Sellers and Owner to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction, at the times indicated herein, of each of the following conditions precedent:

(a) The representations and warranties of Purchaser contained in this Agreement or in any schedule, certificate or document delivered by Purchaser to Sellers and/or Owner pursuant to the provisions hereof shall be true in all material respects on the date hereof and shall be true in all material respects at the Closing with the same effect as though such representations and warranties were made as of such date, without regard in either instance to materiality qualifications contained within any such representation and warranty.

(b) Purchaser shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c) At the Closing, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any governmental body in which it is sought to restrain or prohibit Purchaser or to obtain damages or other relief from Purchaser in connection with this Agreement or the consummation of the transactions contemplated hereby, and Purchaser shall be aware of no investigation that might result in any such suit, action or proceeding pending or threatened.

(d) Purchaser shall have delivered to Sellers and Owner at or prior to the Closing all of the deliverables described in Section 2.2.4 below, all of which shall be in a form reasonably satisfactory to Sellers and Owner and their counsel.

2.1.3. Purchaser’s Closing Conditions. The obligation of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction, at the times indicated herein, of each of the following conditions precedent:

(a) The representations and warranties of Sellers contained in this Agreement or in any schedule, certificate or document delivered by Sellers to Purchaser pursuant to the provisions hereof shall be true in all material respects on the date hereof and shall be true in all material respects at the Closing with the same effect as though such representations and warranties were made as of such date, without regard in either instance to materiality qualifications contained within any such representation and warranty.

(b) Sellers and Owner shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c) At the Closing, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any governmental body in which it is sought to restrain or prohibit Sellers or Owner or to obtain damages or other relief from Sellers or Owner in connection with this Agreement or the consummation of the transactions contemplated hereby, and Sellers and Owner shall be aware of no investigation that might result in any such suit, action or proceeding pending or threatened.

(d) Sellers and Owners shall have delivered to Purchaser at or prior to the Closing all of the deliverables described in Section 2.2.1 below, all of which shall be in a form reasonably satisfactory to Purchaser and its counsel.

(e) The number of Sellers’ drivers at the time of Closing as described on Schedule 1.4.5, which such schedule shall be updated by Sellers immediately prior to Closing, shall not be less than 33.

(f) A controlling majority of Purchaser’s shareholders shall approve this Agreement and the purchase of Assets from Sellers as described herein.

(g) Satisfactory results of Purchaser’s due diligence with respect to Sellers and the Business, based on Purchaser’s sole determination.

(h) Satisfactory review and approval of Sellers’ schedules attached hereto (all of which shall be completed by Sellers prior to Closing), based on Purchaser’s sole determination.

2.2. Closing Deliverables.

2.2.1 Sellers’ and Owner’s Deliveries. Sellers and Owner shall deliver to Purchaser at Closing the following, all of which shall be in a form reasonably satisfactory to Purchaser and its counsel:

(a) such bills of sale, assignments, endorsements and other good and sufficient instruments and documents of conveyance and transfer as shall be necessary and effective to transfer and assign to, and vest in, Purchaser good and valid title in and to the Assets free and clear of all Liens;

(b) the driver, customer and vendor lists;

(c) the Equipment shall be located at Sellers’ terminal or at a facility of Sellers’ customer (Sellers will be responsible for all expenses incurred by Purchaser in relocating equipment that is not in the required locations);

(d) titles (with lien releases and signed by Sellers) to the titled Equipment (or arrangements made with the lienholders for delivery of the titles with lien releases post-Closing);

(e) the Consulting Agreement described in Section 2.2.2 below, executed by Owner;

(f) the Non-Competition Agreement described in Section 2.2.3 below, executed by Sellers;

(g) certified resolutions of Sellers approving this Agreement and the sale of Assets to Purchaser;

(h) releases, pay-off letters and UCC-3 termination statements from any entity having an encumbrance on any of the Assets, or such other evidence of termination of such encumbrance as is reasonably acceptable to Purchaser; and

(i) a closing statement setting for the amounts due from Purchaser, the Lien payoffs to be paid using the Purchase Price, and the balance of funds to be paid via wire transfer to an account or accounts of Sellers at Closing (the “Closing Statement”), executed by Sellers and Owner.

2.2.2 Consulting Agreement. At Closing, Owner shall enter into a one (1) year consulting agreement with Purchaser (“Consulting Agreement”) upon mutually agreeable terms and conditions in which Owner will be required to provide certain consulting services to Purchaser for total consideration of $200,000. The consulting services shall include, but not be limited to, using reasonable efforts to keep available the services of the present employees and drivers of the Business and to maintain the relations and goodwill with customers and any others having business relations with the Business, in each case, for the benefit of Purchaser. The Consulting Agreement will contain non-competition, non-disclosure and non-solicitation terms in which Owner will be prohibited from competing against Purchaser and soliciting customers of Purchaser and/or Sellers for a period of five (5) years after the termination or expiration of the Consulting Agreement and from disclosing confidential information concerning Purchaser and/or Sellers.

2.2.3 Non-Competition Agreement. At Closing, Sellers shall each enter into a non-competition agreement (“Non-Competition Agreement”) upon mutually agreeable terms and conditions that will contain non-competition, non-disclosure and non-solicitation terms in which both Sellers will be prohibited from competing against Purchaser and soliciting customers of Purchaser and/or Sellers for a period of five (5) years after the Closing Date.

2.2.4 Purchaser’s Deliveries. Purchaser shall deliver to Sellers at Closing the following, all of which shall be in a form reasonably satisfactory to Sellers and their counsel.

(a) the cash portion of the Purchase Price that is due at Closing;

(b) instruments necessary to properly reflect Purchaser’s assumption of the Assumed Contracts;

(c) the Restricted Shares;

(d) the Consulting Agreement, executed by Purchaser;

(e) the Non-Competition Agreement, executed by Purchaser;

(f) certified resolutions of the entire board of directors and a controlling majority of Purchaser’s shareholders approving this Agreement and the purchase of Assets from Sellers;

(g) a closing certificate, duly executed by an appropriate officer of Purchaser, certifying to (i) the accuracy of the representations and warranties made by Purchaser in this Agreement and (ii) Purchaser’s compliance with each of the covenants made by it in this Agreement;

(h) a certificate of incumbency dated as of the Effective Closing Date, as to the appropriate and binding authorization of Purchaser’s officer to execute this Agreement; and

(i) the Closing Statement, executed by Purchaser.

2.3. Payment of Certain Pre-Closing Liabilities. If Sellers fail to timely pay (a) any invoice for products or services provided prior to Closing by vendors or service providers of the Business, or (b) any other liability of Sellers that is not an Assumed Liability and that relates to the operations or business of Sellers prior to the Closing, or (c) any amount required to discharge in full any lien (other than an Assumed Liability) arising prior to the Closing on any of the Assets, then Purchaser may pay such invoice or amount directly and offset such payment against Holdback and/or Contingent Consideration without duplication. This Section 2.3 shall be subject to dispute resolution as provided for in Section 4.8.

2.4 Allocation of Load Revenue and Expenses. Sellers shall keep all revenue generated from and be responsible for all expenses and liabilities related to loads deliveredprior to 12:01 AM CST on May 62019, and Purchaser shall keep all revenue generated from and be responsible for all expenses and liabilities related to loads delivered at and after 12:01 AM CST on May 6, 2019. The parties agree to work in good faith after the Closing to allocate and account for load revenue and expenses and expedite the payment of all necessary settlements related thereto.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of Sellers. Sellers jointly and severally represent and warrant to Purchaser as follows:

3.1.1 Existence; Organization; Qualification. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Sellers have full power and authority to conduct their business and own and operate their assets as now conducted, owned and operated. The copies of the organizational documents of Sellers provided to Purchaser prior to the date hereof are true, correct and complete copies of such documents. Sellers are in good standing in each jurisdiction in which the failure to so qualify would have or could reasonably be expected to have a material adverse change or effect on the Assets, Business, or the financial condition or results of operations of Sellers (a “Material Adverse Effect”).

3.1.2 Company Power; Authorization; Enforceable Obligations. Each of the Sellers has the company power, authority and legal right to execute, deliver and perform its obligations pursuant to this Agreement. The execution, delivery and performance by Sellers of their obligations under this Agreement have been duly authorized by all necessary action on the part of Sellers. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Sellers in accordance with the provisions hereof (the “Sellers’ Documents”) will be, duly executed and delivered on behalf of Sellers by duly authorized officers of Sellers; and this Agreement constitutes, and the Sellers’ Documents, when executed and delivered, will constitute, the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms.

3.1.3 Validity of Contemplated Transactions. The execution, delivery and performance of their obligations under this Agreement by Sellers does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) any existing Regulation to which either of the Sellers is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority (each a Governmental Body and collectively, “Governmental Bodies”) that is applicable to either of the Sellers, (c) the charter documents of either of the Sellers or any securities issued by the Sellers, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan, Authorization, or other instrument, document or understanding, oral or written, to which either of the Sellers is a party, by which Sellers may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Sellers thereunder, in each case, other than (i) in the case of consents, those that have already been obtained or that are be to be obtained prior to Closing and (ii) such as could not reasonably be likely to have Material Adverse Effect. No Authorization, approval or consent of, and no registration or filing with, any Governmental Body is required in connection with the execution, delivery or performance of this Agreement by Sellers.

3.1.4 Authority of Owner. Owner is a resident of the State of Texas and has all requisite power, authority and legal right to execute, deliver and perform his obligations pursuant to this Agreement. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Owner in accordance with the provisions hereof (the “Owner’s Documents”) will be, duly executed and delivered on behalf of Owner; and this Agreement constitutes, and the Owner’s Documents, when executed and delivered, will constitute, the legal, valid and binding obligations of Owner, enforceable against Owner in accordance with their respective terms.

3.1.5 Financial Statements. Sellers have delivered to Purchaser true and complete copies of (a) the internal balance sheets of Sellers at December 31, 2016, 2017 and 2018, and the related internal statements of income for the fiscal years then ended (the “Statements”); (b) the internal balance sheet of Sellers as of February 28, 2019, and related internal statement of income for the period then ended (the “Interim Statements”) (together with the Statements, the “Financial Statements”). True and complete copies of the Financial Statements are attached hereto as Schedule 3.1.5. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Financial Statements, including the related notes, fairly present the financial position of Sellers at the dates indicated, and such statements of income, fairly present the results of operations of Sellers for the periods indicated; except that in each case the Interim Statements do not contain any year-end adjustments necessary to present fairly the financial position and results of operations for the periods then ended.

3.1.6 No Undisclosed Liabilities. Sellers do not have any material Liabilities except: (a) as and to the extent of the amounts reflected or reserved against on the Interim Statements and (b) Liabilities incurred by Sellers in the ordinary course of business since the date thereof (none of which results from, arises out of, or relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort or violation of law).

3.1.7 Inventory. All Inventory of Sellers has been maintained in the ordinary course of the Business, consists substantially of a quality, quantity and condition usable in the ordinary course of the Business as currently conducted.

3.1.8 Tax and Other Returns and Reports. Sellers have delivered to Purchaser true and complete copies of their tax returns for the years 2015, 2016 and 2017. All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by Sellers on or before the date hereof (including any extensions) (the “Tax Returns”) with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, (including, without limitation, all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school, fuel and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipal or political subdivision thereof or any foreign country or political subdivision thereof) (the “Taxes”) have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of Sellers for Taxes for the periods, property or events covered thereby. All Taxes, including without limitation those which are called for by the Tax Returns, have been properly accrued or paid and no Taxes are currently delinquent. The accruals for Taxes contained in the Financial Statements are adequate to cover the tax liabilities of Sellers with respect to the Business as of that date and include adequate provision for all deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate. Sellers have not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are no pending tax examinations or audits of or tax claims asserted against either of the Sellers or any of their assets or properties. Sellers have not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of Sellers. Sellers have no knowledge of any basis for any additional assessment of any Taxes. Sellers have made all deposits required by law to be made with respect to employees’ withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon Sellers. There is no material dispute or claim concerning any Tax Liability of Sellers either arising by any authority in writing or as to which Sellers or their officers have knowledge.

3.1.9 Books of Account. The books, records and accounts of Sellers maintained with respect to the Business accurately and fairly reflect in all material respects, in reasonable detail, the assets and liabilities of the Business. Sellers have not engaged in any transaction with respect to the Business, maintained any bank account for the Business or used any of the funds of Sellers in the conduct of the Business except for transactions, bank accounts and funds that have been and are reflected in the books and records of the Business.

3.1.10 Title to Assets. Sellers have good and marketable title to all of the Assets that they purport to own that are to be acquired under this Agreement (except for Inventory used or consumed since the date thereof in the ordinary course of the Business). The Assets are free from all Liens and (along with the Excluded Assets) constitute all of the assets required for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

3.1.11 Condition and Availability of Assets.

(a) Other than the certain leased trailers, no persons other than Sellers own any equipment or other assets or personal property used in or necessary to the operation of the Business as it is currently conducted. Except for certain leased trailers, the Assets and Excluded Assets constitute all the assets, tangible or intangible, necessary for the operation of the Business as it is currently conducted.

(b) All material items of tangible personal property and assets included in the Assets (except for the Equipment) are: (i) in Sellers’ possession and control, (ii) usable in the regular and ordinary course of the Business and (iii) conform in all material respects to all applicable Regulations, warranties and maintenance schedules relating to their age, use and operation.

(c) All the Equipment: (i) is in Sellers’ possession and control (where “control” shall be deemed to include in the possession of its employees or independent contractors), and (ii) with respect to tractors and trailers is in “road-worthy condition” for equipment of its age and type (meaning that it meets the applicable standards of the Department of Transportation). The year, make, model, mileage (if applicable) and current debt amount of the Equipment as set forth on Schedule 1.3.1(a) are true and accurate.

3.1.12 Compliance with Law; Authorizations. Sellers have complied with each, and are not in material violation of any law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which the Business or Assets are subject (each a “Regulation” and collectively, “Regulations”). Collectively, Sellers own, hold, possess or lawfully uses in the operation of the Business all Authorizations that are in any manner necessary to conduct the Business as now conducted or for the ownership and use of the Assets in the Business, free and clear of all Liens and in material compliance with all Regulations. Sellers are not in default, nor has either of the Sellers received any written notice of any claim of default, with respect to any such Authorization. No owner, director, officer, employee or former employee of Sellers, or any other person, firm or corporation owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which Sellers own, possess or use in the operation of the Business.

3.1.13 Insurance. The Business and Assets are insured under various policies of general liability and other forms of insurance. All such policies are in full force and effect in accordance with their terms. Such policies are in amounts that are adequate in relation to the Business and Assets and will be maintained by Sellers through the Effective Closing Date.

3.1.14 Litigation. Except as described in Schedule 3.1.14, no claim, audit, action, suit, proceeding, governmental inquiry, criminal prosecution or other investigation is pending or, to Sellers’ Knowledge, threatened against or affecting either of the Sellers.

3.1.15 Assumed Contracts. Each of the Assumed Contracts is in full force and effect and is valid and binding upon the parties thereto. Sellers are not in default, nor is there any basis for a valid claim of default, and no event has occurred or condition exists which, with notice or lapse of time, would constitute a default, under any Assumed Contract, and to Sellers’ Knowledge, no other party is in default under any Assumed Contract. Sellers have not received notice of the intention of any party to cancel, terminate or otherwise modify any material terms of any Assumed Contract or to materially reduce the amount or frequency of the transportation services to be provided by Sellers to any third party pursuant to any Assumed Contract. The Assumed Contracts represent all agreements, arrangements or understandings to which Sellers are parties which is material to the conduct of the Business. Sellers have delivered full, correct and complete copies of each of the Assumed Contracts in its possession to Purchaser or a description sufficient to advise Purchaser of the material terms thereof. None of the Assumed Contracts require the consent of any party to the assignment thereof in connection with the transaction contemplated hereby.

3.1.16 Labor and Employment Matters. Sellers are in compliance with all applicable Regulations respecting employment and employment practices, terms and conditions of employment and wages and hours other than as could not reasonably be expected to have a Material Adverse Effect. Sellers have not violated in any material respect any Regulations regarding the terms and conditions of employment of employees, former employees, or prospective employees or other labor-related matters, including Regulations relating to discrimination, fair labor standards, occupational health and safety, wrongful discharge and violation of the personal rights of employees, former employees or prospective employees. There are no grievances, unfair labor practices or employment discrimination charges, complaints or claims threatened or pending against Sellers before any Governmental Body. Sellers have complied in all material respects with all Regulations relating to the hiring and retention of all employees and leased employees and relating to wages, overtime, hours, any employee benefit plans, workers’ compensation, unemployment, equal opportunity, and the payment of social security and other taxes.

3.1.17 Employee Benefit Plans and Arrangements. The term “employee benefit plan” includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all employee pension benefit plans within the meaning of section 3(2) of ERISA. Sellers have not incurred and do not expect to incur prior to the Closing, any Liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that is likely to become, after the Closing, an obligation of Purchaser. Sellers are in compliance, in all material respects, with the requirements of ERISA and COBRA (as defined herein).

3.1.18 Safety Rating. EH Transport has not received an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Commission (the “FMCSA”) as a result of a compliance review by the FMCSA, and there is no compliance review or related proceeding currently pending that would be reasonably expected to result in an unsatisfactory or conditional safety and fitness rating. EH Transport currently maintains Compliance, Safety and Accountability scores (“CSA Scores”) below the “alert” threshold in at least six (6) of the seven (7) categories assessed by the Federal Motor Carrier Safety Administration in connection therewith. There are no issues, deficiencies or violations which would materially adversely affect such CSA Scores, or of any notice of any intended, pending or proposed audit of operations by the DOT or any other governmental entity having jurisdiction over Sellers’ operations.

3.1.19 Environment, Health and Safety.

(a) To the best of Sellers’ knowledge, Sellers have complied and are in compliance in all material respects with all Environmental Requirements that are applicable to the Business. As used herein, Environmental Requirements shall mean all statutes, laws, regulations, ordinances, rules, approvals, authorizations, licenses, agreements, policies, requirements and other restrictions of any federal, state or local government or any commission, agency, regulatory authority or administrative body regarding requirements for the protection of human health and the environment.

(b) To the best of Sellers’ knowledge, Sellers have obtained and complied with, and are in compliance with in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental Requirements for the Business.

(c) Sellers have not received any written or oral notice, report or other reasonably reliable information regarding any actual or alleged violation of Environmental Requirements, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to it or its operations arising under Environmental Requirements.

3.1.20 Transactions With Related Persons. None of the Sellers is a party to any agreement (whether written or oral), arrangement or transaction (other than employment) with any owner, manager or officer of Sellers or with any family member of, or entity owned by, such persons (“Related Persons”). None of the Related Persons has engaged in competition with Sellers.

3.1.21 Drivers. Schedule 1.4.5 contains a true and correct list of all full-time and part-time drivers of Sellers. Sellers have a contractual (1099) arrangement the drivers and the drivers are not employees of either of the Sellers. Sellers’ contracts and other understandings with their drivers (i.e. independent contractors) comply with the Federal Leasing Regulations under 49 C.F.R. Part 376 and each of the arrangements constitute a bona fide agreement whereby such individuals are independent contractors to, and are not employees of, either of the Sellers, and there are not any disputes, claims, charges or allegations pending or, to the best Knowledge of Sellers and Owner, threatened at law or in equity before any governmental entity that challenge (i) Sellers compliance under any rule, regulation or law, (ii) the independent contractor nature of such arrangements or independent contractor’s work status, or (iii) other understandings or arrangements between either of the Sellers and the drivers of any nature whatsoever.

3.1.22 Employees. Schedule 3.1.22 contains a true and correct list of all full-time and part-time employees of each of Sellers.

3.1.23 Customers. Schedule 3.1.23 contains a true and correct list of each of Sellers’ ten largest (10) largest customers (measured by revenues paid to Sellers during the fiscal year ended December 31, 2018), together with the dollar amount of sales made to such customers during the period. Sellers have not received any written or oral notice that any customer of Sellers to whom Sellers provides ongoing services as of the date hereof has (a) ceased or threatened to cease to use the services of Sellers, (b) sought or threatened to seek to substantially reduce or will substantially reduce the use of services of Sellers, or (c) sought, or is seeking, to reduce the price it will pay for the services of Sellers, and no event has occurred or condition exists which could reasonably be expected to result in any of the events described in clauses (a) through (c) above.

3.1.24 Material Adverse Effect. There is no fact, development or threatened development known to Sellers or Owner that could reasonably be expected to have a Material Adverse Effect.

3.1.25 Completeness of Disclosure. Neither any representation or warranty by Sellers and Owner in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished by Sellers or Owner to Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein, or necessary to make any statement herein or therein not misleading.

3.2. Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers and Owner as follows:

3.2.1 Company Existence. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.

3.2.2 Company Power and Authorization. Purchaser has the company power, authority and legal right to execute, deliver and perform its obligations pursuant to this Agreement. The execution, delivery and performance of its obligations under this Agreement have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been, and the other agreements, documents and instruments required to be delivered by Purchaser in accordance with the provisions hereof (the “Purchaser’s Documents”) will be, duly executed and delivered on behalf of, Purchaser by duly authorized officers of Purchaser; and this Agreement constitutes, and the Purchaser’s Documents, when executed and delivered, will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms.

3.2.3 Validity of Contemplated Transactions, Etc. The execution, delivery and performance of this Agreement by Purchaser does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under, (a) any Regulation to which Purchaser is subject, (b) any judgment, order, writ, injunction, decree or award of any Governmental Body that is applicable to any of the Purchaser, (c) the charter documents of Purchaser, or (d) any securities issued by Purchaser. No Authorization approval or consent of, and no registration filing with, any Governmental Body is required in connection with the execution, delivery or performance of this Agreement by Purchaser.

3.2.4 Subject to the provisions expressly set forth in this Agreement, Buyer has, and at the Closing will have, sufficient sources of financing in order to consummate the transactions contemplated by the Agreement and to fulfill its obligations hereunder, including without limitation payment to Sellers of the Purchase Price, including without limitation any payments due at the Closing.

3.2.5 All documents delivered or to be delivered by or on behalf of the Buyer to the Sellers in connection with this Agreement and the transactions contemplated hereby are true, correct and complete, in all material respects. This Agreement does not contain any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which made, not misleading.

3.3. Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with negotiation, execution and performance of this Agreement shall survive the Closing for a period of twenty-four (24) months, except with respect to (a) occurrences of fraud or intentional misrepresentation, for which there shall be no time restriction, (b) the representations and warranties contained in Sections 3.1.8 and 3.1.19, which shall survive for the applicable statute of limitations, and (c) 3.1.1, 3.1.2, 3.1.4, 3.1.8, 3.1.10 , 3.2.1, 3.2.2 and 6.1 (collectively, “Fundamental Representations”), which shall survive indefinitely.

ARTICLE 4
INDEMNIFICATION

4.1. General Indemnification Obligation of Sellers and Owner. From and after the Closing, Sellers and Owner shall jointly and severally pay, reimburse, indemnify, defend, and hold harmless Purchaser, its affiliates, members, managers, officers, employees, and their successors and permitted assigns (each a “Purchaser Party”) against and in respect of any and all damages, losses, liabilities, costs and expenses (including, without limitation, reasonable legal fees and expenses and clean-up costs) (collectively, “Losses”) incurred or suffered by any Purchaser Party that result from, relate to or arise out of:

4.1.1 any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Purchaser Party that relate to or arise out of the ownership of the Assets or the operation of the Business by Sellers prior to Closing (including, without limitation, the matters listed in Schedule 3.1.14 and those relating to any action or inaction of any director, officer, driver, independent contractor or employee of any of Sellers);

4.1.2 any fraud or intentional misrepresentation of Sellers or Owner;

4.1.3 any breach of any of the Fundamental Representations made by Sellers and/or Owner under this Agreement;

4.1.4 any breach of any other representation or warranty, or nonfulfillment of any agreement or covenant on the part of Sellers and/or Owner under this Agreement or in any Sellers’ Document;

4.1.5 any claim by a creditor of any of the Sellers as a result of any transaction pursuant to or contemplated by this Agreement;

4.1.6 any employee or independent contractor claim for compensation, reimbursement, payment, insurance or other benefits payable by reason of any event that occurs prior to the Closing Date or the closing of the Transaction contemplated by this Agreement and the resulting termination of the employment or contract relationship with either of the Sellers;

4.1.7 any claim relating to any obligation or liability, whether absolute, accrued, contingent or otherwise, of any of the Sellers, or their affiliates, or any of them of any kind or nature, including, without limiting the generality of the foregoing, any liabilities or obligations in respect of taxes relating to Sellers, Owner, Purchaser, the Business or the Purchased Assets for any period prior to the Closing Date, any tort, environmental, or contractual claim relating to a condition existing on or before the Closing Date or related to an event occurring on or before the Closing Date, except to the extent of Assumed Liabilities;

4.1.8 all liabilities of any of the Sellers of any kind or nature, whether absolute, accrued, contingent or otherwise, including, without limitation, all liabilities for taxes, except the Assumed Liabilities;

4.1.9 any violation of applicable Environmental Requirements by any of the Sellers, Owner or Purchaser or in any way relating to the Business or any of the Purchased Assets existing on or before the Closing Date or related to an event occurring on or before the Closing Date;

4.1.10 any claim by any shareholder of any of the Sellers whensoever arising, including claims related to the transactions contemplated by this Agreement; or

4.1.11 any Liability of Sellers or Owner that is not an Assumed Liability (including any such Liability that becomes a liability of Purchaser by operation of any applicable law).

4.2. General Indemnification Obligation of Purchaser. From and after the Closing, Purchaser shall pay, reimburse, indemnify, defend, and hold harmless Sellers and their affiliates, owners, employees, and their successors and permitted assigns (each a “Seller Party”) against and in respect of any and all Losses incurred or suffered by any Seller Party that result from, relate to or arise out of:

4.2.1 any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Seller Party that relate to the ownership of the Assets or the operation of the Business from and after the Closing (including those that relate to any action or inaction of any manager, officer, independent contractor or employee of Purchaser);

4.2.2 any fraud or intentional misrepresentation of Purchaser;

4.2.3 any breach of any representation or warranty or nonfulfillment of any agreement or covenant on the part of Purchaser under this Agreement or in any Purchaser’s Document;

4.2.4 any failure of Purchaser to perform and discharge fully, in a due and timely manner, the Assumed Liabilities; or

4.2.5 any claim by any shareholder of Purchaser whenever arising, including claims related to the transactions contemplated by this Agreement.

4.3. Defense of Claims. If either a Purchaser Party or Seller Party seeks indemnity (the “Indemnitee”) pursuant to this Article 4, it shall promptly give notice to all indemnifying parties (the “Indemnitor”), briefly describing the claim and providing a good faith estimate of the amount of the Losses if it is successful. Within twenty (20) days of the date notice is given, the Indemnitor shall notify the Indemnitee in writing whether the Indemnitor acknowledges its liability for defense and indemnity; the Indemnitor denies all liability for indemnity or defense; or the Indemnitor has insufficient information to ascertain its liability for indemnity but is willing to provide a defense to the Indemnitee. Defense of the claim shall be provided by counsel selected by the Indemnitee, in the exercise of reasonable discretion, unless the Indemnitor agrees to provide a defense, acknowledges full liability for indemnity and defense, and provides Indemnitee reasonable evidence of its financial ability to fund the costs of indemnity and defense, in which case the Indemnitor shall select counsel. If the Indemnitor acknowledges full liability for indemnity and defense and provides Indemnitee reasonable evidence of its financial ability to fund the costs of indemnity and defense, any such claim shall not be settled without the consent of the Indemnitee, which shall not be unreasonably withheld. Notwithstanding any provision herein to the contrary, any Purchaser Party and Seller Party shall have at all times the right to participate in the defense of any claim at their sole cost and expense.

4.4. Offset. Purchaser shall be entitled to be reimbursed from any amount that remains unpaid to Sellers pursuant to this Agreement, or any other agreement or business transaction among the parties, including but not limited to the Holdback and Contingent Consideration, for the amount of any claim (third party or otherwise) for which Sellers or Owner are responsible pursuant to this Agreement, including without limitation Section 4.1 hereof. Purchaser shall notify Sellers promptly after offsetting for (a) any liability or obligation of any of the Sellers that is not an Assumed Liability, (b) any amount paid to discharge any lien or encumbrance on any of the Assets, (c) any Post-Closing Adjustment pursuant to Section 1.4.2(b), (d) any amount paid pursuant to Section 2.3, (d) any offset amount pursuant to this Section 4.4, or (e) any amount for which Purchaser are entitled to indemnification under Section 4.1. This Section 4.4 shall be subject to dispute resolution as provided for in Section 4.8.

4.5. Cooperation. Each party to this Agreement shall fully and in good faith cooperate with the other parties in defending claims for which the others may be liable according to this Agreement by furnishing such documents or information as may be useful in the defense of such claims.

4.6. Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article 4 are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including, without limitation, the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby. To the extent that the foregoing indemnification obligations may be unenforceable for any reason, Sellers and Owner shall make the maximum contribution to the payment and satisfaction of indemnification obligation which is permissible under applicable law.

4.7. Right to Indemnification. The right to indemnification, payment, reimbursement, or other remedy based upon any representation, warranty, covenant, or obligation contained in this Agreement will not be affected by any investigation conducted by the party desiring to enforce or obtain the benefit of such representation, warranty, covenant, or obligation or any knowledge acquired at any time by such enforcing party, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, such representation, warranty, covenant, or obligation.

4.8. Dispute Resolution. If Sellers dispute the validity or amount of any offset, then Sellers may, within ten (10) business days after Purchaser’s delivery of the offset notice, deliver to Purchaser their written notice of objection, stating in detail its objection(s) to the actions of Purchaser described in the offset notice, and the reasons therefor. If no notice of objection meeting the requirements described above is delivered within ten (10) business days after Purchaser’s delivery of the offset notice, then Sellers will be deemed to have accepted the offset notice, and the amount of the Holdback and/or Contingent Consideration shall be reduced accordingly without duplication.

During the period of ten (10) business days following Seller’s delivery of a valid and timely notice of objection, Purchaser and Sellers shall meet and discuss in good faith the offset notice, the notice of objection, and the matters reflected therein, and attempt to reach a mutually satisfactory resolution of their dispute. If the parties agree on a negotiated resolution, they shall execute and deliver a writing evidencing such resolution, and if so agreed, the Holdback and/or Contingent Consideration shall be reduced accordingly without duplication. If the parties do not agree to a negotiated resolution within such ten (10) business day period, then either party may submit the dispute to arbitration in Houston, Texas before one arbitrator who shall have at least twenty (20) years of experience in commercial arbitration and mutually agreed to by Sellers and Purchaser within five (5) business days of the submission. The arbitration shall be administered under the International Chamber of Commerce (ICC) rules and procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

ARTICLE 5
POST-CLOSING MATTERS

5.1. Employee Benefits. Purchaser shall not be liable for any claim for insurance, reimbursement or other employee benefits payable by reason of any event that occurs prior to or as a result of the Closing.

5.2. Obligations with respect to Employees. Immediately prior to Closing, Purchaser will offer employment to Sellers’ drivers and administrative staff that Purchaser reasonably deems as qualified and worthy of employment. Effective as of the Closing Date, Sellers will terminate the employment of all drivers and administrative staff that have elected to accept employment or a contractual relationship with Purchaser, and Sellers shall immediately pay to such employees all amounts due to each of them, including without limitation unpaid compensation then due and owing and accrued vacation.

5.3. Further Assurances. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other parties hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

5.4. Discharge of Assumed Liabilities. Subject to the terms and conditions hereof, Purchaser agrees to discharge each Assumed Liability in accordance with the terms thereof.

5.5. COBRA Obligations. Sellers agree to maintain responsibility for providing continuation group health coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and related regulations: (a) to each individual whose qualifying event for COBRA continuation purposes occurs in connection with this sale of Assets, including, without limitation, any covered employee who is terminated by either of the Sellers prior to the Closing and not hired by Purchaser and such employee’s spouse and family members, (b) to each individual who is a qualified beneficiary under group health coverage offered by either of the Sellers whose qualifying event for COBRA continuation purposes occurred prior to the Closing, and (c) to each individual who is, or whose qualifying event for COBRA continuation purposes occurred in connection with, a covered employee whose last employment prior to such qualifying event was with either of the Sellers.

5.6. Payments Received. Sellers and Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, direct deposits, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation any accounts receivable and insurance proceeds, and will account to the other for all such receipts.

5.7. Accounting Assistance. For a period of no more than sixty (60) days following the Closing and as reasonably needed by Sellers, Purchaser shall allow its administrative employees to assist Sellers with processing its accounts payable and accounts receivable for no consideration. Any administrative assistance required by Sellers after the expiration of the sixty (60) day period shall be provided at the option of Purchaser and at a mutually agreeable hourly rate. Notwithstanding the foregoing, in no event shall Purchaser be required to take any actions with respect to the collection of Sellers’ accounts receivable.

5.8. Records; Post-Closing Access to Information. For a period of three (3) years after the Closing Date, Sellers shall preserve, retain and make available to Purchaser and their authorized representatives (including the use of applicable software) during ordinary business hours following reasonable notice by Purchaser all records (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the conduct of the Business and operations of Sellers prior to the Closing. Provided, that if at any time during such three (3) year period, Sellers intend to dispose of any such records, Sellers may do so if such records are first offered in writing to Purchaser and Purchaser do not accept such offer within ten (10) days of their receipt of such offer.

5.9. Equipment Titles and Plates. The Assets include tractors and trailers. The parties acknowledge and agree that such Assets will need to be re-titled and may need to re-plated by Purchaser following the Closing and that in order for Purchaser to conduct operations immediately upon the Closing, it is necessary for Purchaser to operate for a period of time with the existing Equipment license plates of Sellers. In furtherance of the foregoing, Sellers hereby authorizes Purchaser to utilize the existing Equipment license plates of Sellers for a period of up to sixty (60) days following the Closing.

ARTICLE 6
MISCELLANEOUS

6.1. Broker’s Fees. Sellers have engaged the services of The Tenney Group LLC (“Broker”) to serve as their broker in regard to the transactions contemplated herein. Sellers are solely responsible for the payment of any brokerage fee or other commission to Broker in respect of this Agreement or the consummation of the transactions contemplated hereby. Sellers agree to jointly and severally indemnify and hold harmless Purchaser against any and all claims, losses, liabilities and expenses that may be asserted against or incurred by them as a result of either Sellers’ dealings, arrangements or agreements with Broker. Purchaser acknowledges and agrees that neither Sellers nor Owner shall have any responsibility or liability to pay any commission to a business broker on behalf of the Purchaser.

6.2. Sales, Transfer and Documentary Taxes. Purchaser shall pay all federal, state and local title/tag registration fees and costs, documentary, sales and use taxes, and other transfer taxes, if any, due as a result of the transactions contemplated hereby. Purchaser shall jointly and severally indemnify, reimburse and hold harmless Sellers and Owner in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith. Sellers shall pay all federal and state taxes due from Sellers, if any, as a result of Sellers’ sale of the Assets and receipt of the Purchase Price as contemplated hereby. Sellers and Owner shall jointly and severally indemnify, reimburse and hold harmless Purchaser in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

6.3. Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

6.4. Contents of Agreement; Amendments. This Agreement, the other agreements and documents referenced herein, collectively set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

6.5. Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of Sellers, Owner and Purchaser. Prior to execution by all parties, this Agreement shall not be binding upon or enforceable by or against any party, by estoppel or otherwise.

6.6. Waiver. Any condition, term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. Any such written waiver shall not imply a waiver as to any other term, condition, circumstance or occasion nor estop any party from enforcing any term, condition, right or remedy not expressly so waived. Failure of a party to insist upon adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term or condition or any other term or condition of this Agreement.

6.7. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); or (b) on the next business day after the date of deposit by the addressee with a nationally recognized overnight courier (receipt requested, postage prepaid). Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.7):

If to Sellers:	EH Transport, Inc.
EH Trucking, Inc.
7909 Rand Street
Houston, Texas 77028
Attn: Edis Hobson

If to Owner:	Edis J. Hobson
7909 Rand Street
Houston, Texas 77028

With a copy to:	C. Russell Riddle
The Riddle Firm
517 Angle Ridge Drive
Murphy, TX 75094

If to Purchaser:	Service Transport Company
7979 Almeda Genoa Road
Houston, TX 77075
Attn: Kevin Roycraft

With copy to:	W. Todd Metzer
Scopelitis, Garvin, Light, Hanson & Feary
10 West Market Street, Suite 1400
Indianapolis, Indiana 46204

6.8. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Texas disregarding any conflicts of law principles to the contrary.

6.9. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article 4 hereof, the other persons entitled to indemnity or defense, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

6.10. Headings, “Person,” and “Knowledge”. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number specifically used, shall be deemed and construed to include any other number, singular or plural, as the context requires. Any reference to a “person” herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity, including a limited liability company. In this Agreement, the term “Knowledge” of Sellers means (i) the actual knowledge of Owner and the managers of Sellers, including, without limitation, Melinda Cosey, Tomesha Hobson, Georgia Martin, Todd Thomas, Lance Cormier and/or Noe Sanchez (collectively, the “Knowledge Persons”), and (ii) that knowledge that the Knowledge Persons should have acquired in exercising such reasonable diligence as a prudent individual in their respective capacities would have made or exercised with respect to the matter in question.

6.11. Schedules. All schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

6.12. Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.13. Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

6.14. Confidentiality. Sellers and Owner acknowledge that the success of the acquired Business after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by Seller, that the preservation of the confidentiality of such information by such Sellers and Owner is an essential premise of the bargain between Sellers, Owner and Purchaser, and that Purchaser would be unwilling to enter into this Agreement in the absence of this Section 6.14. Accordingly, Sellers and Owner hereby agree with Purchaser that Sellers, Owner and their representatives will not, at any time on or after the Closing, directly or indirectly, without the prior written consent of Purchaser, disclose or use, any Confidential Information or any terms of this Agreement; provided, however, that disclosure of any Confidential Information shall not be prohibited if that disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency within the United States; provided, however, that (a) Sellers and Owner shall have first given prompt notice to Purchaser of any such possible or prospective order (or proceeding pursuant to which any such order may result), and (b) Purchaser shall have been afforded a reasonable opportunity to prevent or limit any such disclosure. For purposes of this Section 6.14, “Confidential Information” shall mean any information directly or indirectly relating to or concerning the Business, including but not be limited to the identity of past or present customers of Sellers; pricing, marketing and sales practices of Sellers; financial information relative to Sellers; trade secrets; business know-how; and any other information which is not generally known and which could prove beneficial in enabling a competitor to compete with Purchaser or that could otherwise be used to Purchaser’s detriment.

6.15. Publicity. Prior to Closing, no public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement without the prior written consent of Sellers, Owner and Purchaser; provided, however, that the provisions of this Section will not prohibit (a) any disclosure required by any applicable legal requirements (in which case the disclosing party will provide the other parties with the opportunity to review in advance the disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement.

6.16. No Strict Construction. The parties jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties to express their collective mutual intent, this Agreement will be construed as if drafted jointly by the parties, and no rule of strict construction will be applied against any party.

6.17. Prevailing Party Fees and Expenses. If Purchaser, on the one hand, or Sellers or Owner, on the other hand, (a) bring any action or proceeding to enforce any provision of this Agreement or to obtain damages as a result of a breach of this Agreement or to enjoin any breach of this Agreement and (b) prevail in such action or proceeding, then the non-prevailing party will, in addition to any other rights and remedies available, reimburse the prevailing party for any and all reasonable costs and expenses (including attorneys’ fees) incurred by the prevailing party in connection with such action or proceeding.

6.18. Termination.

6.18.1 Causes. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time on or before the Closing only as follows:

(a) by mutual written consent of Sellers, the Owner and Purchaser;

(b) by Purchaser upon written notice to Sellers and Owner prior to Closing if: (i) at any time if the representations and warranties of Sellers and Owner contained in Section 3.1 hereof were incorrect in any material respect when made; (ii) upon written notice to Sellers and Owner given at any time prior to Closing if all of the conditions precedent set forth in Section 2.1.3 hereof have not been met or waived; or (iii) if any of Sellers or Owner materially breaches any covenant or agreement made under this Agreement or any other document contemplated by this Agreement, in any of which events Purchaser’s right to recover any damages from Sellers and Owners shall be limited to the damages set forth in Section 6.18.2 below; or

(c) by Sellers and Owner upon written notice to Purchaser prior to Closing if: (i) at any time if the representations and warranties of Purchaser contained in Section 3.2 hereof were incorrect in any material respect when made; (ii) upon written notice to Purchaser given at any time prior to Closing if all of the conditions precedent set forth in Section 2.1.2 hereof have not been met or waived; or (iii) if Purchaser materially breach any covenant or agreement made under this Agreement or any other document contemplated by this Agreement, in any of which events Sellers’ and the Owners’ rights to recover any damages from Purchaser shall be limited to the damages set forth in Section 6.18.2 below.

6.18.2 Effect of Termination. In the event of the termination and abandonment hereof pursuant to the provisions of this Section 6.1, this Agreement (except for Sections 6.1, 6.4, 6.7, 6.8, 6.12, 6.16, 6.17 and 6.18 which shall continue) shall become void and have no effect, without any liability on the part of any of the parties or their officers, directors or stockholders in respect of this Agreement, except (a) with respect to a termination by Purchaser pursuant to Section 6.18.1(b), if the termination was the result of the representations and warranties being materially incorrect when made or the material breach of a covenant or an agreement hereunder, in which event Sellers and Owner shall be jointly and severally liable to Purchaser for the amount of $130,000.00, payable within two business days of written demand; and (b) with respect to a termination by Sellers and Owner pursuant to Section 6.18.1(c), if the termination was the result of the representations and warranties being materially incorrect when made or the material breach of a covenant or an agreement hereunder, in which event Purchaser shall be liable to Sellers and Owner for the amount of $130,000.00, payable within two business days of written demand.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement on the date first written.

“SELLERS”	“PURCHASER”

EH TRANSPORT, INC.	SERVICE TRANSPORT COMPANY

/s/ Edis J. Hobson	/s/ Kevin Roycraft
Edis J. Hobson, President	Kevin Roycraft, President

EH TRUCKING, INC.

/s/ Edis J. Hobson
Edis J. Hobson, President

“OWNER”

/s/ Edis J. Hobson
Edis J. Hobson

[Signature page to Asset Purchase Agreement]